Exhibit 4.2.1

AMENDMENT AND SUBSTITUTION AGREEMENT

(RIGHTS AGREEMENT)

        THIS AMENDMENT AND SUBSTITUTION AGREEMENT, dated as of December 11, 2002, by and among Tredegar Corporation, a Virginia corporation (the “Company”), American Stock Transfer & Trust Company, a New York corporation (“AST”) and National City Bank, a national banking association (“National City”) to the Rights Agreement, dated as of June 30, 1999, between the Company and AST (the “Rights Agreement”).

        WHEREAS, AST has served as Rights Agent under the Rights Agreement; and

        WHEREAS, effective as of December 11, 2002, AST shall resign from performing the functions of Rights Agent under the Rights Agreement; and

        WHEREAS, the Company desires to appoint National City, and National City desires to be appointed, as successor Rights Agent to AST under the Rights Agreement, effective as of December 11, 2002;

        WHEREAS, pursuant to Section 21 of the Rights Agreement, AST may resign as Rights Agent and the Company may appoint National City as successor Rights Agent; and

        WHEREAS, certain provisions of the Rights Agreement must be amended in order to effectuate such appointment;

        NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt of which is acknowledged, the Company, AST and National City agree as follows:

        1. Capitalized terms not defined herein shall have the same meanings as set forth in the Rights Agreement.

        2. In accordance with Section 21 of the Rights Agreement, National City is hereby substituted for AST as Rights Agent under the Rights Agreement and each reference in the Rights Agreement, as amended hereby, to the Rights Agent or "American Stock Transfer & Trust Company" shall be a reference to National City until such time as a successor Rights Agent is appointed pursuant to Section 21 of the Rights Agreement. National City, as the successor Rights Agent, shall have the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent in the Rights Agreement.

        3. AST hereby covenants and agrees to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon reasonable request of the Company, any and all instruments, papers, acts or things, supplemental, confirmatory or otherwise, as may reasonably be required by the Company for the purpose of or in connection with conferring upon National City all rights, authority, power duties and responsibilities as Rights Agent under the Rights Agreement.

        4. National City hereby represents and warrants to the Company that in accordance with Section 21 of the Rights Agreement, it is either organized and doing business under the laws of the United States or of the State of New York or the Commonwealth of Virginia or of another state of the United States (provided that National City is authorized to do business as a banking institution in the State of New York or the Commonwealth of Virginia), and is in good standing, having a principal office in the State of New York or the Commonwealth of Virginia, that is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and that has at the time of its appointment as Rights Agent a combined capital and surplus of at least $100,000,000.

        5. Each of the Company and AST hereby represent and warrant to the other party that this Amendment and Substitution Agreement serves as effective written notice to the other party in accordance with Section 21 of the Rights Agreement.

        6. Section 26 of the Rights Agreement is hereby amended by deleting the following:

               American Stock Transfer & Trust Company
               6201 15th Avenue
               Brooklyn, New York 11219
               Attention: Corporate Trust Department,

and replacing it with the following:

               National City Bank
               Locator 5352
               P.O. Box 92301
               Cleveland, OH 44193-0900
               Attention: Corporate Trust Operations

        7. The Company hereby certifies in accordance with Section 27 of the Rights Agreement that the foregoing amendments to the Rights Agreement pursuant to this Amendment and Substitution Agreement are in accordance with Sections 21 and 27 of the Rights Agreement.

        8. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby, and all reference to the Agreement shall be deemed to include this Amendment and Substitution Agreement.

        9. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

        10. This Amendment and Substitution Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

        11. This Amendment and Substitution Agreement may be executed in any number of counterparts and, if so executed, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment and Substitution Agreement to be executed in its name by a duly authorized officer as of the date first written above.

TREDEGAR CORPORATION
By: /s/Nancy M. Taylor
Nancy M. Taylor, Vice President and Secretary
AMERICAN STOCK TRANSFER &
TRUST COMPANY
By: /s/Herbert J. Lemmer
Its: Herbert J. Lemmer, Vice President
NATIONAL CITY BANK
By: /s/Victor LaTessa
Its: Victor LaTessa, Vice President